EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Tompkins Trustco, Inc.:


We consent to the incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 of Tompkins Trustco, Inc. (the Company) (formerly Tompkins County Trustco, Inc.) of our report dated January 22, 1999, relating to the consolidated statements of condition of the Company as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 1998, which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of the Company.



                                  /s/ KPMG LLP
                                  -------------------------------

November 2, 1999
Syracuse, New York